FORM OF

SHAREHOLDERS RIGHTS AGREEMENT

By and between

NTR ACQUISITION CO.,

NTR PARTNERS LLC

and

OCCIDENTAL PETROLEUM INVESTMENT CO.

Dated _________________

Table of Contents

1. RESTRICTIONS ON TRANSFERABILITY OF SECURITIES.	1

1.2 Restrictions on Transfer.	3

2. COVENANTS OF THE COMPANY	4

2.1 Basic Financial Information.	5
2.2 Additional Information and Rights.	5
2.3 Right of First Refusal.	6
2.4 Exchange Right.	7
2.5 Tag Along Rights.	8
2.6 Prompt Payment of Taxes, etc.	9
2.7 Maintenance of Properties and Leases	9
2.8 Insurance	9
2.9 Accounts and Records	9
2.10 Compliance with Requirements of Government Authorities	9
2.11 Maintenance of Corporate Existence, etc	10
2.12 Transactions with Affiliates.	10
2.13 Attendance at Board Meetings.	10
2.14 Restrictions on Corporate Actions.	10

3. MISCELLANEOUS	11

3.1 Governing Law.	11
3.2 Successors and Assigns.	11
3.3 Entire Agreement; Amendment; Waiver.	12
3.4 Notices, etc.	12
3.5 Delays or Omissions.	12
3.6 Rights; Separability.	12
3.7 Titles and Subtitles	12
3.8 Counterparts.	12

i

SHAREHOLDERS RIGHTS AGREEMENT

This Shareholders Rights Agreement (this “Agreement”) is made and entered into as of the ______ day of __________, 200__ by and among NTR ACQUISITION CO, a Delaware corporation (the “Company”), NTR PARTNERS LLC, a Delaware limited liability company (“Partners”), the other signers of this Agreement (“Additional Holders”) and OCCIDENTAL PETROLEUM INVESTMENT CO., a California corporation (“Occidental”).

Recitals

WHEREAS, Partners and the Additional Holders hold warrants under the Company’s Amended and Restated Warrant Agreement dated January 28, 2007 between the Company and the persons named therein and/or shares of the Company’s common stock, par value $0.001 per share (“Common Stock”) issued upon exercise thereof (the “Warrants”), and shares of Common Stock and possess registration rights and other rights pursuant to a Registration Rights Agreement dated as of January 30, 2007 between the Company, Partners, Additional Holders and the other persons named therein (the “First Registration Rights Agreement”);

WHEREAS, Occidental is a party to the Series A Senior Convertible Preferred Stock Purchase Agreement dated as of November 2, 2007 between the Company and Occidental (the “Series A Agreement”); and

WHEREAS, certain of the Company’s and Occidental’s obligations under the Series A Agreement are conditioned upon the execution and delivery by Occidental and the Company of this Agreement;

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereto further agree as follows:

1. RESTRICTIONS ON TRANSFERABILITY OF SECURITIES.

1.1 Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Business Day” shall mean any day, except a Saturday, Sunday or legal holiday on which banking institutions in the City of New York are authorized or obligated by law or executive order to close.

“Closing” shall have the meaning provided to such term in the Series A Agreement.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

“Exchange Debt” shall mean indebtedness for borrowed money issued by the Company or any of its subsidiaries (including indebtedness to finance acquisitions or other non-working capital needs), other than indebtedness incurred to finance ordinary course working capital needs of the Company and its subsidiaries, provided by an institutional lender whose loans are regulated by law (such as banks, trust companies, credit unions and commercial loan agencies) having aggregate capital and surplus in excess of $1 billion.

“Holder” shall mean Occidental (for so long as Occidental owns any Shares) and any holder to whom any shares of Series A Preferred Stock have been transferred in compliance with Section 1.2.

“Independent Third Party” means any Person that (i) did not beneficially own in excess of five percent (5%) of the voting securities of the Company deemed outstanding (on a fully diluted basis) as of the first anniversary of the date hereof; and (ii) does not control and is not an controlled by or under common control with, as defined under the Exchange Act, any such owner.

“New Securities” shall mean any capital stock (including Common Stock and preferred stock) of the Company whether now authorized or not, and rights, options or warrants to purchase such capital stock, and securities of any type whatsoever that are, or may become, convertible into, or otherwise exercisable or exchangeable for, capital stock; provided that the term “New Securities” does not include (i) securities purchased under the Series A Agreement; (ii) securities issued upon conversion of the Series A Preferred Stock; (iii) securities issued to employees, consultants, officers or directors of the Company pursuant to any stock option, stock purchase or stock bonus plan, agreement or arrangement approved by the Board of Directors; (iv) securities issued in connection with any stock split, stock dividend or recapitalization of the Company; (v) securities issued in connection with an acquisition (whether by stock sale, amalgamation, merger, recapitalization, asset sale or similar transaction) of another Person; (vi) any right, option or warrant to acquire any security convertible into the securities excluded from the definition of New Securities pursuant to subsections (i) through (vi) above; or (vii) securities issued upon exercise of the Warrants outstanding as of the date hereof.

“Person” shall be construed as broadly as possible and shall include an individual, corporation, association, partnership (including a limited liability partnership or a limited liability limited partnership), limited liability company, estate, trust, joint venture, unincorporated organization or a government or any department, agency or political subdivision thereof.

“Replacement Transaction” shall mean any replacement acquisition by the Company through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination of one or more businesses or assets in the energy business acceptable to Occidental.

“Securities Act” shall mean the Securities Act of 1933, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

“Series A Preferred Stock” shall mean the Company’s Series A Senior Convertible Preferred Stock, $0.0001 par value per share.

“Shares” shall mean shares of the Company’s Series A Preferred Stock or shares of Common Stock issued on conversion of the Series A Preferred Stock.

“Transaction” shall mean the acquisition, directly or indirectly, by the Company of all outstanding shares of each class of common stock of Kern Oil & Refining Co., a California corporation, from Casey Co., a California Corporation pursuant to the Kern Purchase Agreement (as defined in the Series A Agreement).

1.2 Restrictions on Transfer.

(a)  Each Holder agrees not to make any disposition of all or any portion of the Shares prior to the date that is six (6) months after the Closing, without the consent of the Company, except to any transferee who, within the meaning of the Securities Act, is controlling, controlled by or under common control with, any such Holder, and shall not make any such disposition unless and until the transferee has agreed in writing for the benefit of the Company to be bound by this Section 1.2, provided and to the extent such Section is then applicable (i.e. clause (i) below is not applicable), and:

(i) There is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(ii) (A) Such Holder shall have notified the Company of the proposed disposition and shall have furnished the Company with a statement of the circumstances surrounding the proposed disposition, and (B) if reasonably requested by the Company, such Holder shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such Shares under the Securities Act. It is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144.

(iii) Notwithstanding the provisions of paragraphs (i) and (ii) above, no such registration statement or opinion of counsel shall be necessary for a transfer by a Holder to a Person that is, within the meaning of the Securities Act, controlling, controlled by or under common control with, any such Holder; provided the transferee will be subject to the terms of this Section 1.2 to the same extent as if such transferee were an original Holder hereunder.

(b) Each certificate representing Shares shall (unless otherwise permitted by the provisions of this Agreement) be stamped or otherwise imprinted with a legend substantially similar to the following (in addition to any legend required under applicable state securities laws):

THE TRANSFER OF THE SHARES REPRESENTED HEREBY IS RESTRICTED BY THE TERMS OF A SHAREHOLDERS RIGHTS AGREEMENT, DATED AS OF _________, 200_, A COPY OF WHICH IS ON FILE WITH THE COMPANY. NO TRANSFER SHALL BE EFFECTIVE UNLESS AND UNTIL THE TERMS AND CONDITIONS OF SUCH SHAREHOLDERS RIGHTS AGREEMENT HAVE BEEN COMPLIED WITH IN FULL.

THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD OR TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SUCH ACT OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE, SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.

(c) The Company shall be obligated to promptly reissue unlegended certificates at the request of any Holder thereof if the Holder shall have obtained an opinion of counsel at such Holder’s expense (which counsel may be counsel to the Company) reasonably acceptable to the Company to the effect that the securities proposed to be disposed of may lawfully be so disposed of without registration, qualification or legend.

(d) Any legend endorsed on an instrument pursuant to applicable state securities laws and the stop-transfer instructions with respect to such securities shall be removed upon receipt by the Company of an order of the appropriate blue sky authority authorizing such removal.

2. COVENANTS OF THE COMPANY

The Company hereby covenants and agrees, so long as any shares of Series A Preferred Stock are outstanding, as follows:

2.1 Basic Financial Information.  The Company will furnish the following reports to each Holder that owns at least ten percent (10%) of the Shares:

(a) As soon as practicable after the end of each fiscal year of the Company, and in any event within ninety (90) days thereafter, a consolidated balance sheet of the Company and its subsidiaries, if any, as at the end of such fiscal year, and consolidated statements of income and cash flows of the Company and its subsidiaries, if any, for such year, prepared in accordance with generally accepted accounting principles consistently applied and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and certified by independent public accountants of recognized national standing selected by the Company.

(b) As soon as practicable after the end of the first, second, and third quarterly accounting periods in each fiscal year of the Company, and in any event within forty-five (45) days thereafter, a consolidated balance sheet of the Company and its subsidiaries, if any, as of the end of each such quarterly period, and consolidated statements of income and cash flows of the Company and its subsidiaries, if any, for such period and for the current fiscal year to date, prepared in accordance with generally accepted accounting principles consistently applied and setting forth in comparative form the figures for the corresponding periods of the previous fiscal year, subject to changes resulting from normal year-end audit adjustments, all in reasonable detail and certified by the principal financial or accounting officer of the Company, except that such financial statements need not contain the notes required by generally accepted accounting principles.

(c) The Company may satisfy the provisions of Sections 2.1(a) and (b) by filing its annual and quarterly reports using the Securities and Exchange Commission’s EDGAR System as required, and at the time required to be filed, by the Exchange Act.

2.2 Additional Information and Rights.

(a) The Company will permit any Holder that owns at least seventy-five percent (75%) of the Shares (as presently constituted and subject to subsequent adjustment for stock splits, stock dividends, reverse stock splits, recapitalizations and the like) (a “Significant Holder”), or a representative of any Significant Holder, to visit and inspect any of the properties of the Company, including its books of account and other records (and make copies thereof and take extracts therefrom), and to discuss its affairs, finances and accounts with the Company’s officers and its independent public accountants, upon reasonable advance notice, all at such reasonable times and as often as any such person may reasonably request.

(b) The Company will deliver the reports described below in this Section 2.2 to each Significant Holder, who so requests in writing, with reasonable promptness, such other information and data with respect to the Company and its subsidiaries as any such Significant Holder may from time to time reasonably request.

(c) The provisions of Section 2.1 and this Section 2.2 shall not be in limitation of any rights which any Holder or Significant Holder may have with respect to the books and records of the Company, or to inspect its properties or discuss its affairs, finances and accounts, under the laws of the State of Delaware.

(d) Anything in Section 2.2 to the contrary notwithstanding, no Holder by reason of this agreement shall have access to any trade secrets or confidential information of the Company. Each Holder hereby agrees to hold in confidence and trust and not to misuse or disclose any confidential information provided pursuant to this Section 2.2, provided, however, (i) that in the event a Holder or any of its representatives are requested in a legal proceeding (by deposition, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any of information, the Holder shall give the Company prompt notice of such request so that the Company may seek a protective order or other similar relief with respect to such disclosure so as to maintain the confidential nature of the information to be disclosed after which the Holder may make required disclosures, (ii) that in the event that a Holder or its representatives are otherwise required by law or stock exchange regulations or by a governmental order, decree, regulation or rule or legal process to disclose any of the information, the Holder shall give the Company notice of the information to be disclosed and such opportunity as is reasonably practicable to review the proposed disclosure and to comment thereon after which the Holder may make required disclosures, and (iii) the Company recognizes that the Holder and its representatives may retain mental impressions of the information and that such Persons may, now or in the future, be working on other projects, whether or not related to the Company and, consequently, notwithstanding anything in this Agreement, the parties agree that such Persons will not be precluded from working on such other projects solely because of the retained mental impressions of the information.

2.3 Right of First Refusal.

 (a) The Company hereby grants to each Holder who owns any shares of Series A Preferred Stock the right of first refusal to purchase a pro rata share of New Securities that the Company may, from time to time, propose to sell and issue. A Holder’s pro rata share, for purposes of this right of first refusal, is the ratio of the sum of (i) the number of Shares owned by such Holder immediately prior to the issuance of New Securities, assuming full conversion of the Series A Preferred Stock held by the Holder and (ii) any New Securities previously purchased by the Holder under this Section 2.3(a) and owned by such Holder immediately prior to the issuance of New Securities (collectively, “Base Securities”), assuming full conversion, exercise or exchange, if any is possible, of such New Securities, to the total number of shares of Common Stock outstanding immediately prior to the issuance of New Securities, assuming full conversion, exercise or exchange of the Base Securities and exercise of all other outstanding convertible securities, rights, options and warrants to acquire Common Stock of the Company. Each Holder shall have a right of over-allotment such that if any Holder fails to exercise its right hereunder to purchase its pro rata share of New Securities, the other Holders may purchase the non-purchasing Holder’s portion on a pro rata basis within five (5) days from the date such non-purchasing Holder fails to exercise its right hereunder to purchase its pro rata share of New Securities.

(b) In the event the Company proposes to undertake an issuance of New Securities, it shall give each Holder written notice of its intention, describing the type of New Securities, and their price and the general terms upon which the Company proposes to issue the same. Each Holder shall have ten (10) Business Days after any such notice is mailed or delivered to agree to purchase such Holder’s pro rata share of such New Securities for the price and upon the terms specified in the notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased.

(c) In the event the Holders fail to exercise fully the right of first refusal within said ten (10) Business Day period and after the expiration of the five (5)Business Day period for the exercise of the over-allotment provisions of this Section 2.3, the Company shall have one hundred fifty (150) days thereafter to sell to sell the New Securities respecting which the Holders’ right of first refusal option set forth in this Section 2.3 was not exercised, at a price and upon terms no more favorable to the purchasers thereof than specified in the Company’s notice to Holders pursuant to Section 2.3(b). In the event the Company has not sold the New Securities in accordance with the foregoing within one hundred fifty (150) days from the expiration of the ten (10)Business Day period for the exercise of the over-allotment provisions, the Company shall not thereafter issue or sell any New Securities, without first again offering such securities to the Holders in the manner provided in Section 2.3(b).

(d) The right of first refusal set forth in this Section 2.3 may not be assigned or transferred, except that (i) such right is assignable by each Holder to any wholly owned subsidiary or parent of, or to any Person that is, within the meaning of the Securities Act, controlling, controlled by or under common control with, any such Holder, and (ii) such right is assignable between and among any of the Holders.

2.4 Exchange Right.

The Company hereby grants to Occidental the right, during the period ending on the date that is two (2) years after the Closing, to exchange Series A Preferred Stock for Exchange Debt that the Company may, from time to time, propose to sell and issue as set forth in this Section 2.4. In the event the Company proposes to incur Exchange Debt, it shall give Occidental written notice of its intention, describing the type of Exchange Debt, and its interest rate and the general terms upon which the Company proposes to incur the same. Occidental may exercise the exchange right set forth in this Section 2.4 (the “Exchange Right”) by providing written notice to the Company of its election and the aggregate liquidation preference of the Series A Preferred Stock it elects to exchange not less than 10 Business Days prior to the incurrence of such Exchange Debt. If Occidental exercises the Exchange Right, the Company will issue Exchange Debt to Occidental in an aggregate principal amount equal to the aggregate liquidation preference of the Series A Preferred Stock indicated in the election notice upon surrender by Occidental of certificates representing Series A Preferred Stock at least equal to those noted in the exchange notice. If Occidental surrenders certificates representing excess shares of Series A Preferred Stock, the Company will provide a replacement certificate to Occidental representing such excess shares.

2.5 Tag Along Rights.

(a) If Partners, Additional Holders or any of their respective successors and assigns desire (“Prospective Sellers”) to effect any sale or transfer (other than a sale or transfer to the public pursuant to a registration statement or Rule 144 under the Securities Act) of any Warrants or Common Stock to any Independent Third Party which (when aggregated with all prior such sales or transfers) represents more than 1,000,000 shares of Common Stock (assuming exercise of all the Warrants) (a “Tag Along Transaction”), then, for so long as Occidental beneficially owns any shares of Series A Preferred Stock, Prospective Sellers shall give written notice to Occidental offering Occidental the option to participate in the Tag Along Transaction (a “Sale Notice”), not less than seven (7) Business Days prior to the date of closing of such Tag Along Transaction. The Sale Notice shall set forth the material terms of the proposed Tag Along Transaction and identify the contemplated transferee(s).

(b) Occidental may, by written notice to Prospective Sellers (a “Tag Along Notice”) delivered within three (3) Business Days after the date of the Sale Notice, elect to sell in such Tag Along Transaction any shares of Series A Preferred Stock held by it.

(c) If Occidental fails to deliver a timely Tag Along Notice, then Prospective Sellers, may thereafter consummate the Tag Along Transaction at the same price and on substantially the same terms and conditions as are described in the Sale Notice (including, without limitation, the number of shares of Common Stock being directly or indirectly sold). If Occidental gives Prospective Sellers a timely Tag Along Notice, then Prospective Sellers shall use all reasonable efforts to cause the prospective transferee(s) to agree to acquire all Series A Preferred Stock identified in the Tag Along Notice, upon the same terms and conditions as are applicable to the Warrants or Common Stock held by Prospective Sellers (using an as-converted comparison of the Warrants and the Series A Preferred Stock and accounting for the fact that the Series A Preferred Stock has been paid). If such prospective transferee is unable or unwilling to acquire all Series A Preferred Stock proposed to be included in the Tag Along Transaction upon such terms, then Prospective Sellers may elect either to cancel such Tag Along Transaction or to sell the maximum number of shares of Series A Preferred Stock that such prospective transferee(s) is willing to purchase. Occidental shall deliver any shares of Series A Preferred Stock sold in any transaction pursuant to this Section 2.5 free and clear of liens, encumbrances and adverse claims with respect thereto. If Occidental participates in any such Tag Along Transaction, it shall be responsible for its proportionate share of the costs of the Tag Along Transaction to the extent not paid or reimbursed by the contemplated transferee or the Company.

(d) For the avoidance of doubt, the terms set out in this Section 2.5 shall not apply to any sale or transfer of any Warrants or Common Stock to any affiliate of Prospective Sellers; provided that such affiliate agrees to be bound to the terms hereof with respect to such Warrants or Common Stock.

2.6 Prompt Payment of Taxes, etc. The Company will promptly pay and discharge, or cause to be paid and discharged, when due and payable, all lawful taxes, assessments and governmental charges or levies imposed upon the income, profits, property or business of the Company or any subsidiary; provided, however, that any such tax, assessment, charge or levy need not be paid if the validity thereof shall currently be contested in good faith by appropriate proceedings and if the Company shall have set aside on its books adequate reserves with respect thereto; and provided, further, that the Company will pay all such taxes, assessments, charges or levies forthwith upon the commencement of proceedings to foreclose any lien which may have attached as security therefor. The Company will promptly pay or cause to be paid when due, or in conformance with customary trade terms or otherwise in accordance with policies related thereto adopted by the Company’s Board of Directors, all other indebtedness incident to operations of the Company.

2.7 Maintenance of Properties and Leases.  The Company will keep its properties and those of its subsidiaries in good repair, working order and condition, reasonable wear and tear excepted, and from time to time make all necessary and proper repairs, renewals, replacements, additions and improvements thereto except to the extent failure would not result, either individually or in the aggregate, in any material adverse change in the assets, business, operations, properties, prospects, or condition (financial or otherwise) of the Company (as such business is presently conducted and as it is presently proposed to be conducted) (“Material Adverse Change”); and the Company and its subsidiaries will at all times comply with each material provision of all leases to which any of them is a party or under which any of them occupies property if the breach of such provision would reasonably be expected to have a Material Adverse Change.

2.8 Insurance. Except as otherwise decided in accordance with policies adopted by the Company’s Board of Directors, the Company will keep its assets and those of its subsidiaries which are of an insurable character insured by financially sound and reputable insurers against loss or damage by fire, explosion and other risks customarily insured against by companies in the Company’s line of business, and the Company will maintain, with financially sound and reputable insurers, insurance against other hazards and risks and liability to persons and property to the extent and in the manner customary for companies in similar businesses similarly situated.

2.9 Accounts and Records. The Company will keep true records and books of account in which full, true and correct entries will be made of all dealings or transactions in relation to its business and affairs in accordance with generally accepted accounting principles applied on a consistent basis.

2.10 Compliance with Requirements of Government Authorities. The Company and all its subsidiaries shall duly observe and conform to all valid requirements of governmental authorities relating to the conduct of their businesses or to their properties and assets if the failure to observe them would reasonably be expected to result in a Material Adverse Change.

2.11 Maintenance of Corporate Existence, etc. The Company shall, and shall cause its material subsidiaries to, maintain in full force and effect its corporate existence, rights and franchises and all licenses and other rights in or to use patents, processes, licenses, trademarks, trade names or copyrights owned or possessed by it or any subsidiary and necessary to the conduct of their business, the failure of to maintain which would reasonably be expected to result in a Material Adverse Change.

2.12 Transactions with Affiliates. The Company shall not, without the approval of the disinterested members of the Company’s Board of Directors, engage in any loans, leases, contracts or other transactions with any director, officer or key employee of the Company, or any member of any such person’s immediate family, including the parents, spouse, children and other relatives of any such person, on terms less favorable than the Company would obtain in a transaction with an unrelated party, as determined in good faith by the Board of Directors.

2.13 Attendance at Board Meetings.
So long as Occidental continues to beneficially own, in the aggregate, not less than eighty percent (80%) of the Series A Preferred Stock issued under the Series A Agreement, Occidental shall have the right to attend all meetings of the Board of Directors in a monitoring observer capacity, to receive notice of such meetings and to receive the information provided by the Company to the Board of Directors.

2.14 Restrictions on Corporate Actions.
So long as Occidental beneficially owns any shares of the Series A Preferred Stock, the Company will not, and Partners, Additional Holders and their respective affiliates, successors and assigns will not vote or otherwise grant approval to, amend the Company’s Certificate of Incorporation without the written approval of Occidental if such amendment would change any of the rights, preferences or privileges provided for the benefit of holders of any shares of the Series A Preferred Stock. Without limiting the generality of the preceding sentence, so long as Occidental beneficially owns any shares of the Series A Preferred Stock, the Company will not, and Partners, Additional Holders and their respective affiliates, successors and assigns will not, vote or otherwise grant approval to, amend the Company’s Certificate of Incorporation without the written approval of Occidental if such amendment would:

(i) Reduce the dividend rates on the Series A Preferred Stock, make such dividends non-cumulative, or defer the date from which dividends will accrue, or cancel accrued and unpaid dividends, or change the relative seniority rights of the holders of the Series A Preferred Stock as to the payment of dividends in relation to the holders of any other capital stock of the Company;

(ii) Reduce the amount payable to the holders of Series A Preferred Stock upon the voluntary or involuntary liquidation, dissolution, or winding up of the Company, or change the relative seniority of the liquidation preferences of the holders of the Series A Preferred Stock to the rights upon liquidation of the holders of any other capital stock of this Corporation;

(iii) Reduce the Series A Preferred Stock redemption price;

(iv) Delay the Series A Preferred Stock redemption date;

(v) Make the Series A Preferred Stock redeemable at the option of the Company; or

(vi) Cancel or modify the conversion rights of the Series A Preferred Stock.

(vii) Change the rights of the holders of the Series A Preferred Stock to appoint directors of the Company.

So long as Occidental continues to beneficially own, in the aggregate, not less than eighty percent (80%) of the Series A Preferred Stock issued under the Series A Agreement, the Company will not, and Partners, Additional Holders and their respective affiliates, successors and assigns will not vote or otherwise grant approval to, amend the Company’s Certificate of Incorporation or By-laws without the approval, by vote or written consent, by all of the holders of the Series A Preferred Stock to provide for any new class or series of capital stock having any rights, preferences or privileges senior to or on a parity with the rights, preferences or privileges provided for the benefit of holders of any shares of the Series A Preferred Stock.

3. MISCELLANEOUS

3.1 Governing Law. This Agreement shall be governed in all respects by the laws of the State of New York, as applied to agreements among New York residents entered into and to be performed entirely within New York. To the fullest extent permitted by applicable law, each party hereto (i) agrees that any claim, action or proceeding by such party seeking any relief whatsoever arising out of, or in connection with, this Agreement or the transactions contemplated hereby shall be brought only in the United States District Court for the Central District of California and in any California State court located in Los Angeles County and not in any other State or Federal court in the United States of America or any court in any other country, (ii) agrees to submit to the exclusive jurisdiction of such courts located in the State of California for purposes of all legal proceedings arising out of, or in connection with, this Agreement or the transactions contemplated hereby and (iii) irrevocably waives any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

3.2 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

3.3 Entire Agreement; Amendment; Waiver. This Agreement (including any Exhibits) constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof. Neither this Agreement nor any term hereof may be amended, waived, discharged or terminated, except by a written instrument signed by the Company and Occidental and any such amendment, waiver, discharge or termination shall be binding on all the holders of Shares.

3.4 Notices, etc. Unless otherwise provided, all notices and other communications required or permitted under this Agreement shall be in writing and shall be mailed by United States first-class mail, postage prepaid, sent by facsimile or delivered personally by hand or by a nationally recognized courier addressed to the party to be notified at the address or facsimile number indicated for such person on the signature page hereof, or at such other address or facsimile number as such party may designate by ten (10) days’ advance written notice to the other parties hereto. All such notices and other written communications shall be effective on the date of mailing, confirmed facsimile transfer or delivery.

3.5 Delays or Omissions.  No delay or omission to exercise any right, power or remedy accruing to any Holder, upon any breach or default of the Company under this Agreement shall impair any such right, power or remedy of such Holder nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default therefore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Holder of any breach or default under this Agreement or any waiver on the part of any Holder of any provisions or conditions of this Agreement must be made in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any Holder, shall be cumulative and not alternative.

3.6 Rights; Separability. Unless otherwise expressly provided herein, a Holder’s rights hereunder are several rights, not rights jointly held with any of the other Holders. In case any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

3.7 Titles and Subtitles. The titles of the paragraphs and subparagraphs of this Agreement are for convenience of reference only and are not to be considered in construing or interpreting this Agreement.

3.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

NTR ACQUISITION CO.

By:
Name:
Title:

Address:	100 Mill Plain Road
Suite 320
Danbury, CT 06811

NTR PARTNERS LLC

By:
Name:
Title:

Address:	100 Mill Plain Road
Suite 320
Danbury, CT 06811

OCCIDENTAL PETROLEUM INVESTMENT CO.

By:
Name:
Title:

Address:	10889 Wilshire Blvd.
Los Angeles, CA 90024

Buford H. Ortale

Address:

Gilliam Enterprises LLC

By:
Name:
Title:

Address:

Hendricks Family LLLP
By: Hendricks Family Holdings, Inc., General Partner

By:
Name:
Title:

By:
Name:
Title:

Address:

Maureen A. Hendricks

Address:

Randal K. Quarles

Address:

SEWANEE PARTNERS III, L.P.
By: Sewanee Ventures, its General Partner

By:
Name:
Title:

Address: